Exhibit 99.1

Barfresh Announces Third Quarter 2025 Results

Record Quarterly Revenue of $4.2 Million, an Increase of 16% Year-Over-Year for Third Quarter 2025

Achieved Positive Adjusted EBITDA and Gross Margin of 37% for Third Quarter 2025

Reiterates Fiscal 2025 Revenue Guidance to $14.5-$15.5 Million and Preliminary Fiscal 2026 Guidance of $30-$35 Million

Completes Acquisition of Arps Dairy; In Process of Transitioning More Barfresh Products from Co-manufacturers to

Arps Dairy

LOS ANGELES, November 6, 2025 (GLOBE NEWSWIRE) – Barfresh Food Group Inc. (the “Company” or “Barfresh”) (Nasdaq: BRFH), a provider of frozen, ready-to-blend and ready-to-drink beverages, is providing a business update for the third quarter ended September 30, 2025.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “The third quarter marks a truly transformational inflection point for Barfresh, as we delivered record quarterly revenue and achieved positive Adjusted EBITDA while completing the strategic acquisition of Arps Dairy that fundamentally enhances our business model and growth trajectory. The manufacturing challenges that constrained our first half performance are expected to be fully resolved by the end of the fourth quarter with our two smoothie bottle co-manufacturing partners now operating with improved consistency. The completion of the Arps Dairy acquisition in early October provides us with owned manufacturing capabilities that will drive both top and bottom-line growth, while giving us direct control over a significant portion of our production capacity.”

“Our strong third quarter results, combined with the tangible benefits we’re already seeing from the Arps Dairy acquisition, give us confidence to reiterate our fiscal 2025 revenue guidance to $14.5 million to $15.5 million and preliminary fiscal 2026 guidance of $30 million to $35 million. This represents up to 126% growth versus our fiscal 2025 guidance and a dramatic acceleration that underscores the combined company’s substantial growth potential.”

Third Quarter of 2025 Financial Results

Revenue increased 16% year-over-year to $4.2 million for the third quarter of 2025, representing the highest quarterly revenue in company history. The increase in revenue was driven by improved production consistency from co-manufacturing partners, successful execution during the peak back-to-school season, expanded school district penetration, and strong uptake of the Company’s Pop & Go product line launched in the fourth quarter of 2024.

Gross margin for the third quarter of 2025 was 37%, compared to 35% for the third quarter of 2024. The increase in gross margin reflects better operational efficiency as co-manufacturers reached full capacity and more favorable product mix with higher-margin products representing a larger portion of sales. Adjusted gross margin for the third quarter of 2024 was 38%. A reconciliation of Gross Profit to Adjusted Gross Profit is provided below.

Net loss for the third quarter of 2025 improved to $290,000, as compared to a loss of $513,000 in the third quarter of 2024. The improvement was driven by an increase in revenue and gross margin, partially offset by acquisition-related expenses.

Selling, marketing and distribution for the third quarter of 2025 was $941,000 or 22% of revenue, compared to $990,000 or 27% of revenue in the third quarter of 2024. G&A expenses for the third quarter of 2025 were $844,000, compared to $705,000 in the third quarter of 2024. The year-over-year increase in G&A expenses was primarily due to acquisition-related expenses associated with the Arps Dairy transaction.

Adjusted EBITDA was a gain of approximately $153,000 for the third quarter of 2025, representing substantial improvement from the prior year period loss of approximately $124,000 and demonstrating the operational momentum being built. A reconciliation of net loss to Adjusted EBITDA is provided below.

First Nine Months of 2025 Financial Results

Revenue for the first nine months of 2025 increased 11% to $8.8 million, compared to $7.9 million in the same period of 2024. The increase in revenue is the result of improvements in Twist & Go bottled smoothie sales from inventory built ahead of its seasonally high third quarter and the inclusion of Pop & Go sales.

Gross margin for the first nine months of 2025 was 34%, compared to 37% for the same period of 2024. The decrease in gross margin is a result of product mix and new manufacturer trial and development costs. Adjusted gross margin for the first nine months of 2024 was 39%. A reconciliation of Gross Profit to Adjusted Gross Profit is provided below.

Net loss for the first nine months of 2025 was $1.9 million, as compared to a loss of $2.0 million in the same period of 2024. Selling, marketing and distribution for the first nine months of 2025 increased to $2.4 million, compared to $2.3 million in the same period of 2024. G&A expenses for the first nine months of 2025 decreased to $2.3 million, compared to $2.4 million in the same period of 2024.

Adjusted EBITDA was approximately a loss of $952,000 for the first nine months of 2025, as compared to a loss of $752,000 in the same period of 2024. A reconciliation of net loss to Adjusted EBITDA is provided below.

Non-GAAP Financial Measures

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including Adjusted Gross Profit, EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures, and certain calculations based on its results including Gross Margin and Adjusted Gross Margin. Management believes that Adjusted Gross Profit and Adjusted EBITDA provide useful information to the investor because it is directly reflective of the performance of the Company. The exclusion of certain items including manufacturing relocation costs in calculating Adjusted Gross Profit and stock compensation and other non-recurring costs such as those associated with the product withdrawal, the related dispute, certain manufacturing relocation costs, and business development expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company’s core business performance. Adjusted Gross Profit and Adjusted EBITDA are not recognized measurements under GAAP and should not be considered as an alternative to Gross Profit, loss from operations, net loss or any other performance measure derived in accordance with GAAP.

(1)	Represents costs incurred to relocate single-serve ready-to-blend beverage pack production lines owned by Barfresh at the conclusion of a multi-year manufacturing agreement.

(1)	Represents costs incurred to relocate single-serve ready-to-blend beverage pack production lines owned by Barfresh at the conclusion of a multi-year manufacturing agreement.
(2)	Barfresh experienced a quality issue with product manufactured by one of its contract manufacturers, which is the subject of a legal dispute as to the source of complaints received. Operating expense in 2024 primarily includes legal expense incurred with respect to the dispute.
(3)	Represents costs and expenses incurred in the acquisition of Arps Dairy Inc.

Balance Sheet

As of September 30, 2025, the Company had approximately $4.4 million of cash and accounts receivable, and approximately $1.1 million of inventory on its balance sheet. The acquisition of Arps Dairy was funded primarily through approximately $1.3 million in debt repayment using an expansion of the existing line of credit.

With the completion of the Arps Dairy acquisition, the Company has significantly enhanced its balance sheet with valuable manufacturing assets, including an operational 15,000-square-foot processing facility and a 44,000-square-foot state-of-the-art manufacturing facility that will be completed in 2026. Additionally, the $2.3 million government grant that has been preliminarily approved for Arps Dairy will support the construction and equipment needs for the expanded facility.

Outlook for 2025 and 2026

The Company is reiterating its previously raised fiscal year 2025 revenue guidance of $14.5 million to $15.5 million, representing 36% to 46% year-over-year growth. The Company raised this guidance in September following the announcement of its acquisition of Arps Dairy.

The Company is also reiterating its preliminary fiscal year 2026 revenue guidance of $30 million to $35 million, representing 126% growth compared to the high end of fiscal 2025 guidance. This substantial growth reflects the full-year contribution from Arps Dairy, continued market penetration in the education channel, expansion of the Pop & Go product line, and operational leverage from the integrated manufacturing model.

Conference Call

The conference call to discuss these results is scheduled for today, on Thursday, November 6, 2025 at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. A telephonic playback will be available approximately two hours after the call concludes and will be available through Thursday, November 20, 2025. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13756058. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group Inc. (Nasdaq: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for the education market, foodservice industry and restaurant chains, delivered as fully prepared individual portions or single serving and bulk formats for on-site preparation. The Company’s single serving, on-site prepared product utilizes a proprietary system that uses portion-controlled pre-packaged beverage ingredients, delivering a freshly made frozen beverage that is quick, cost efficient, better for you and without waste. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com